Exhibit 10.25
June 6, 2006
Mr. Patrick Hayes
8501 South Forrest Street
Highlands Ranch, CO 80126
Dear Pat:
It is my pleasure to offer you a promotion into the position of Executive Vice President, Chief Operations Officer with StarTek, Inc. The position will report directly to me, Steve Butler, President and Chief Executive Officer of StarTek, Inc.
Base Compensation
Your base compensation will be $255,000 per year, paid semi-monthly, and will retroactively be effective as of May 1, 2006. You will be eligible for future annual salary increases based upon performance and goal achievements.
Variable Compensation Eligibility
You are eligible to continue participation in the StarTek Leadership Incentive Compensation Plan. Your targeted incentive eligibility is increased to 50% of your actual base earnings effective on May 1, 2006. Your bonus incentive is 100% based on achievement toward corporate-wide financial targets.
Severance
StarTek will offer you twelve (12) months of severance in the event of termination of employment from StarTek, Inc. other than for “cause.” “Cause” shall require a reasonable good faith determination by StarTek, Inc. and is defined as (1) an act or acts constituting a felony; (2) an act or acts constituting dishonesty or disloyalty with respect to StarTek; (3) an act or acts constituting fraud; and / or (4) an act or acts that materially adversely affect StarTek’s business or reputation.

Other Benefits
StarTek will continue to offer you Executive Life, Long-Term Disability, and Accidental Death and Dismemberment insurance. Additionally, your PTO accrual will remain unchanged.
Employment at Will
Your employment by StarTek, Inc. is “at will” meaning that you are free to terminate your employment with StarTek, Inc. at any time for any reason and that StarTek, Inc. is also free to terminate your employment at any time for any reason.
Pat, I am so pleased to have your on-going exceptional service level and commitment to StarTek and to see you move into a new phase in your career development.
Sincerely,
Steve Butler
President and Chief Executive Officer
I, Pat Hayes, accept this offer with StarTek, Inc.
Signed /s/ Patrick M. Hayes
Date June 12, 2006